Exhibit 10.1

May 29, 2018

Anne Martin-Vachon

51 Chemin Forsyth

Trois-Rivieres, Quebec

Canada

G8W 2S5

Dear Anne,

On behalf of EVINE Live Inc. (the “Company”), I am delighted to confirm the details of your offer:

TITLE, EFFECTIVE DATE and RESPONSIBILITIES

Your title will be President and you will report to the Chief Executive Officer, currently Bob Rosenblatt. Your start date will be August 1, 2018 (the “Start Date”). You will generally work out of the Company’s Eden Prairie, Minnesota office, but you are expected to travel as required. It is expected as a Company employee that you will continue to: (i) devote your business time and attention, your best efforts, and all of your skill and ability to promote the interests of the Company; (ii) carry out your duties in a diligent, competent, faithful and professional manner; (iii) work with other employees of the Company in a competent and professional manner; (iv) comply with all of the Company’s policies, as in effect from time to time; and (v) generally promote the interests of the Company. We are delighted to support you with continuation of your role on the Board of Directors for the Gildan Corporation.

COMPENSATION

Base Salary: As of the Effective Date, your base salary will be at the rate of $650,000 per year, less all applicable deductions and withholdings. Such salary will be paid in accordance with the Company’s regular payroll practices. Your salary will continue to be reviewed from time to time in accordance with Company policy.

Sign-on Bonus: We are pleased to offer you a sign-on bonus in the amount of $25,000.00 (less applicable taxes and withholdings). This bonus will be paid in one lump sum in a separate check on a regularly scheduled pay date after you start and within 30 days of your Start Date. Per the Sign-on Bonus Repayment Agreement, signed by you, in the event that you leave The Company within 12 months of your Start Date, you will be responsible for reimbursing the company for the entire sign-on bonus.

Discretionary Annual Bonuses: You will be eligible for annual discretionary bonuses, which shall be based on your performance, the Company’s performance, and such other factors as determined by the Company, with a target bonus of 80% of your FY gross annual salary and a maximum bonus of 160% of your FY gross annual salary. Whether or not any bonus payment will be made to you, and, if so, in what amount, will be determined by the Company’s Board of Directors (the “Board”) in its sole discretion, and any bonus is subject to the terms and conditions established by the Board. Your bonus eligibility begins with respect to the 2018 fiscal year, and will be prorated based on your Start Date. In order to be eligible for any bonus, you must be an active employee at, and not have given or received notice of termination of your employment prior to, the time of the payment of such bonus. Please note that payment of a bonus in any year or years does not in any way guarantee payment of a bonus in any other year or years.

Sign-on award: Subject to approval by the Board and your execution of a written award agreement provided by the Company, you will be granted 200,000 shares of the Company’s common stock. The form of the award will be split 50% in restricted stock units and 50% in options to purchase shares of the Company’s common stock at a price per share equal to the closing fair market value on your Start Date with the Company as a sign-on award.  Your sign-on award will vest on a 3-year vesting schedule: 66,666 on 8/1/2019, 66,666 on 8/1/2020 and 66,667 on 8/1/2021. This sign-on award will be subject to the terms and conditions set forth in the written award agreement and the terms and conditions applicable in the Company’s 2011 Omnibus Incentive Plan.

Long-Term Incentive Awards: Effective in 2019 and subject to approval by the Board and your execution of written award agreements provided by the Company, you will be awarded a long-term incentive equity grant with a grant date fair market value of 100% of your base salary. The form of the grant will be split between performance share unites and options to purchase shares of the Company’s common stock. This long-term incentive award will be subject to the terms and conditions set forth in the written award agreements and the terms and conditions applicable in the Company’s 2011 Omnibus Incentive Plan. The Plan is administered at the sole discretion of the Board, upon such terms and conditions as determined by the HR & Compensation Committee of the Board and as set forth in any written award agreement and any applicable plan.

BENEFITS

You are eligible to participate in any present or future employee benefit programs established by the Company for its employees generally or for all employees at your organizational level, subject to the Company’s right to modify or terminate such benefit plans or programs at any time in its sole discretion and subject to the eligibility requirements and rules of each such plan or program. You will be eligible to enroll in the Company’s health insurance plans as of September 1, 2018, provided that you enroll within 31 days after such date.

You will also be eligible for paid time off in accordance with Company policy, as in effect from time to time. Under current Company policy, based on your scheduled hours and Start Date, you will be eligible for 160 PTO (paid time off) hours and 2 floating holidays each calendar year. Paid time off does not carry over from year to year and you will not be paid for unused paid time off at any time, including upon termination of employment.

Relocation Reimbursement: You are eligible to receive the Company’s Executive Relocation package. Details of that Program are set forth in the EVINE Live Relocation Handbook. If within two (2) years following the Start Date you voluntarily resign from the Company or your employment is terminated by the Company for cause, within thirty (30) days following the termination date, you will be required to repay to the Company the relocation payments paid to you or on your behalf multiplied by a fraction the numerator of which is 730 minus the number of days you were employed by the Company and the denominator of which is 730. Except as prohibited by applicable law, you authorize the Company to offset all or part of any such repayment against any payments the Company may owe to you at the time of termination.

EMPLOYMENT AT WILL

Your employment with the Company is at will, which means that it is subject to termination by either you or the Company at any time, for any reason, with or without cause. This letter serves to outline the terms of our employment offer, but it does not constitute a contract of employment for any specific length of time.

CAUSE: “Cause” is defined as (i) your commission of an act of fraud or another act that results in or is intended to result in your personal enrichment at the expense of the Company, including and without limitation to theft or embezzlement from the Company, (ii) public conduct by you materially detrimental to the reputation of the Company, (iii) the material violation by you of any written Company policy, regulation or practice; (iv) your willful or grossly negligent failure to adequately perform the duties of your position to the material detriment of the Company; (v) your commission of conduct constituting a felony; (vi) your habitual intoxication, drug use or chemical substance use; (vii) your excessive absenteeism unrelated to illness or permitted time off, (viii) your nonconformance with the significant standard business practices or policies of the Company, (ix) misconduct or negligence by you in the workplace, including, but not limited to, insubordination; and (x) any breach (not covered by clauses (i) through (ix) above) of any provision of this Agreement.

PROTECTIVE COVENANTS

As a condition of your employment, you will be required to sign a protective covenants agreement, a copy of which is enclosed (the “Protective Covenants Agreement”).

TERMS OF OFFER

The Company extends this offer to you contingent on verification of your prior employment and educational information, satisfactory results from our reference, credit, and background checks, and verification of your identity and right to work in the United States. The Company reserves the right to change any of the terms or condition of your employment on a going-forward basis at any time in its sole discretion.

MISCELLANEOUS

This letter and the enclosed Protective Covenants Agreement contain the entire agreement between us. You acknowledge that you have not relied upon any representations (oral or otherwise) other than those explicitly stated in this offer letter. All payments made to you will be subject to applicable withholding taxes. The terms of this letter and all rights and obligations of the parties hereto, including its enforcement, shall be interpreted and governed by the laws of Minnesota. No amendment or modification of this letter shall be valid or binding upon the parties unless in writing and signed by the Company. The Company shall have the right to assign this letter, and, accordingly, this letter shall inure to the benefit of, and may be enforced by, any and all successors and assigns of the Company. Your rights and obligations under this letter are personal to you, and you shall not have the right to assign or otherwise transfer your rights or obligations under this letter.

Anne, we are very excited about you joining EVINE Live and wish you every success in your new position. If I can be of any assistance, please do not hesitate to contact me at (952) 943-6731.

Sincerely,

/s/ Lori Riley

Lori Riley

SVP, Chief Human Resources Officer

/s/ Anne Martin-Vachon

Anne Martin-Vachon